Exhibit 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

      FORT WORTH, Texas, June 20, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT, ISIN:US7982411057), today declared a monthly cash distribution to the holders of its units of beneficial interest of $12,219,907.28 or $0.262180 per unit, based principally upon production during the month of April 2005. The distribution is payable July 15, 2005, to unit holders of record as of June 30, 2005.

      Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,560,383 Mcf (3,829,986 MMBtu). Dividing revenues by production volume yielded an average gas price for April 2005 of $5.95 per Mcf ($5.53 per MMBtu) as compared to $5.11 per Mcf ($4.74 per MMBtu) for March 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,238,872. Lease operating expense was $1,636,784 and taxes were $2,122,598.

Contact:	San Juan Basin Royalty Trust Lee Ann Anderson, Vice President and Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936
Website: www.sjbrt.com e-mail: sjt@texasbank.com